EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made to be effective as of September 19, 2023 (the “Effective Date”) by and between Sean Compton, an individual resident of Pennsylvania (“Executive”), and Nexstar Media Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated August 26, 2019, which expires on September 18, 2023, (the “Original Agreement”); and,

WHEREAS, the Company desires to continue to retain the services of Executive as President - Networks upon the expiration of the Original Agreement, and Executive desires to be employed by the Company under the terms and conditions of this Agreement; now,

THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Position and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Company will continue to employ Executive as the Company’s President - Networks. In such position, Executive will perform such duties as shall be reasonably assigned to him from time to time by his supervisor or other executive leaders, including but not limited to the Company’s Chief Executive Officer (the “CEO”) and/or its Board of Directors (the “Board”), which are commensurate and consistent with the duties of a President - Networks. Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs and serving on other boards, provided, that such activities do not materially interfere with the performance of Executive’s duties hereunder and, with respect to service on any board, the CEO has consented in writing thereto.
2.
Term of Employment. Unless terminated earlier as provided below, the Company’s employment of Executive under this Agreement will continue from the Effective Date until September 18, 2027 (the “Term”), provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Executive or the Company gives written notice to the other party of the notifying party’s intent not to extend the Term or any renewal term.
3.
Termination. The Company’s employment of Executive under this Agreement shall terminate prior to the end of the Term, or any subsequent renewal term, specified in Paragraph 2 hereof only under the following circumstances:
(a)
Death. Executive’s death, in which case Executive’s employment will terminate on the date of death.
(b)
Disability. If, as a result of Executive’s illness, physical or mental disability or other incapacity, Executive is unable to substantially perform, with or without reasonable accommodation

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(as defined under the Americans with Disabilities Act), Executive’s material job duties under this Agreement for any period of six (6) consecutive months, and after receiving thirty (30) days written notice of termination by the Company to Executive (which may occur after the end of such six-month period), Executive shall not have returned to the performance of Executive’s job duties hereunder on a full-time basis, then the Company may terminate Executive’s employment hereunder.
(c)
Consolidation, Merger or Comparable Transaction. In the event that the Company consolidates with or merges with and into any other Person effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that a Person becomes the beneficial owner of a majority of the voting power represented by the securities of the Company (treating any such Person and the affiliates of such Person as being one and the same Person), or if the Company sells all or substantially all of its consolidated assets, then subject to the provisions of Paragraph 6 of this Agreement, Executive’s employment may be terminated by the Company or Executive simultaneously with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction. “Person” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any governmental entity.
(d)
Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by the CEO to Executive. Any termination under this Paragraph 3(d) shall not also be deemed to be a termination under Paragraph 3(e) hereof. For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Executive: (i) the conviction of Executive for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) failure to adequately perform material job duties which are consistent with the terms of this Agreement and the position specified in Paragraph 1, which is not cured within thirty (30) days after written notice thereof to Executive; (iii) willful violation of Company policy (including, but not limited to, the Company’s attendance policy); (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (v) insubordination; or (vi) any other material breach of a material provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Executive.
(e)
Termination by the Company Other Than for Cause. The Company may terminate Executive’s employment for any reason or for no reason upon thirty (30) days prior written notice to Executive, subject to payment of the termination payments specified in Paragraph 6 hereof. Such termination will be effective as of the date stated in a written notice of termination delivered by the CEO to Executive.
(f)
Termination by Executive for Good Reason. Executive may terminate his employment hereunder at any time for Good Reason, such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect). For purposes of this Agreement, “Good Reason” shall mean any of the following (i) a material reduction in the job duties, responsibilities, authority, or position of Executive provided, however, that following notice under Paragraph 2 by either party of their intent not to extend the Term or any renewal term, Company may, at its sole discretion, reduce Executive’s job duties, responsibilities, and/or authority and any such reduction shall not constitute

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“Good Reason,” (ii) a material breach by the Company of a material provision of this Agreement, or (iii) any requirement that Executive relocate or maintain an office more than one hundred (100) miles from the Chicago, Illinois metropolitan area. Executive must provide the Company with written notice of the existence of the change constituting Good Reason within ninety (90) days of any such event having occurred, and allow the Company thirty (30) days to cure the same. If Company fails to cure, Executive must terminate his employment in writing within ten (10) days following expiration of the Company’s cure period for the termination to be on account of Good Reason or such right shall be waived. A termination of Executive’s employment for Good Reason in accordance with this Paragraph 3(f) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
(g)
Voluntary Termination by Executive Without Good Reason. Executive may voluntarily terminate his employment hereunder without Good Reason - for any other reason or for no reason - upon thirty (30) days prior written notice to the Company. Such termination shall be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect).

In no event will the termination of Executive’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of Executive’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Executive of all positions with the Company and each of its subsidiaries and affiliates.

4.
Compensation.
(a)
Base Salary. During the Term, and any subsequent renewal term, Executive will be entitled to receive an annual base salary (“Base Salary”) of $1,000,000.00. This Base Salary will be reviewed annually and may be adjusted.
(b)
Bonus. After the end of each Company fiscal year during the term of this Agreement, Executive will be eligible to receive an annual bonus (the “Bonus”), in an amount, if any, up to one hundred percent (100%) of Executive’s annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the CEO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate), pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals for such fiscal year. Notwithstanding the foregoing, for fiscal year 2023, Executive’s Bonus calculation will be made on a prorated basis taking into account Executive’s Base Salary change on September 19, 2023.
(c)
Payment. Executive’s Base Salary will be paid in equal installments in accordance with the Company’s normal payroll practice for its senior executives (but no less frequently than bi-monthly). The Bonus provided in Paragraph 4(b), will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the audited financial statements for the appropriate fiscal year but in no event later than December 31 of the year immediately following the year in which the Bonus is earned. All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state income tax and all other applicable laws and regulations.

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5.
Fringe Benefits. During the Term and any subsequent renewal term,
(a)
Executive will continue to be eligible to participate in Company employee benefits plans and programs generally offered to Company executives of the same level as Executive under the terms and conditions of each such plan or program and subject to the eligibility and cost sharing provisions thereof afforded to similarly situated executives.
(b)
Executive shall also be entitled to paid leave per the Company’s paid leave programs; provided however, that any paid leave not taken as of the end of any calendar year will be forfeited.
(c)
Executive will continue to receive $750.00 per month for automobile allowance and a $100 cell phone allowance, subject to applicable tax withholdings.
(d)
Executive will be reimbursed by the Company for all approved business expenses (which approval shall not be unreasonably withheld) incurred by him on behalf of the Company upon presentation of appropriate documentation.
6.
Termination Payments. Executive (or Executive’s estate pursuant to Paragraph 6(a) hereof) will be entitled to receive the following payments upon termination of Executive’s employment hereunder:
(a)
In the event of the termination of Executive’s employment pursuant to the expiration of the term of the Agreement without renewal or pursuant to any of the following provisions:

Paragraph 3(a)	[Death]
Paragraph 3(b)	[Disability]
Paragraph 3(d)	[By the Company for Cause]
Paragraph 3(g)	[By Executive Without Good Reason]

The Company will pay to Executive (or Executive’s estate, as the case may be) as soon as practicable following such termination (but in no event later than thirty (30) days after the date of such termination except as provided in clause (iii)) (i) all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4, (ii) an amount (calculated at the rate of the Base Salary in effect on such date) for all accrued but unused vacation time as of such date, (iii) the amount of all earned and unpaid Bonus amounts for years preceding the year of termination payable as provided in Paragraph 4(c).

(b)
In addition to the amounts described in Paragraph 6(a), in the event of termination of Executive’s employment pursuant to any of the following provisions and contingent upon Executive executing and not revoking a separation agreement containing a general release (the "Release”):

Paragraph 3(c)	[Consolidation, Merger or Comparable Transaction]
Paragraph 3(e)	[By the Company Other Than for Cause]
Paragraph 3(f)	[By Executive with Good Reason]

The Company will pay to Executive as soon as practicable following the effective date of the Release (but in no event later than thirty (30) days after the Release effective date) an amount equal to twelve (12) months of Executive’s then current salary plus an additional $29,000.00.

(c)
Without limiting the remedies available to the Company for breach by Executive of Paragraph 7 hereof, in the event that Executive violates the provisions of Paragraph 7 hereof after the

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termination of Executive’s employment with the Company in a manner reasonably determined by the CEO to be injurious to the Company, any termination payments provided in this Paragraph 6 remaining unpaid at the time such violation occurs will be automatically forfeited.
7.
Covenant Not to Compete and Non-Disclosure.
(a)
During the term of Executive’s employment pursuant to this Agreement and for a period of one (1) year thereafter, Executive covenants and agrees that Executive will not, whether directly or indirectly, with or without compensation, become employed by, act as a consultant to, act as a director of, or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting (e.g. Sinclair Broadcast Group, Gray Television, etc.) or a diversified media company competitive with the Covered Entities (e.g. Netflix, Turner Broadcasting, Disney, Paramount Global, FOX, Comcast, Warner Bros. Discovery, Google, Apple TV) without written approval by the Company. During the one (1) year after Executive’s employment with the Company terminates, neither Executive nor any of Executive’s affiliates or representatives will hire, solicit, employ, or contract with respect to employment any officer or employee of the Covered Entities. For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries or other affiliates, and each such entity is an express third-party beneficiary of this Agreement.
(b)
Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Executive, all Executive’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Executive, solely or in concert with others, during the term of Executive’s employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Executive may do for the Company or at its request. Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Executive’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.
(c)
Except as expressly set forth below, Executive agrees, whether during Executive’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Executive’s responsibilities hereunder, not to disclose to others, use for Executive’s or any other Person’s (as defined herein) benefit, copy or make notes of any confidential information or trade secrets or relating to the business, activities or facilities of the Company which may come to Executive’s knowledge prior to or during Executive’s employment pursuant to this Agreement or thereafter. Executive will not be bound to this obligation of confidentiality and nondisclosure if:
(i)
the information in question has become part of the public domain by publication or otherwise through no fault of Executive;
(ii)
the information in question is disclosed to the recipient by a third party and Executive reasonably believes such third party is in lawful possession of the information and has the lawful right to make disclosure thereof; or

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(iii)
Executive is required to disclose the information in question pursuant to applicable law or by a court of competent jurisdiction.
(d)
Upon termination of employment pursuant to this Agreement, Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Executive’s possession or control, and which are the property of the Company.
(e)
The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to seek injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.
8.
Entire Agreement. This Agreement, together with any Company long-term incentive plans and/or restricted stock award or option agreements between Executive and the Company, embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no agreements, representations, or warranties between the parties other than those set forth or provided for therein. If any of the terms of this Agreement conflict with terms of any Company long-term incentive plans or restricted stock award or option agreements between Executive and the Company, then the terms of this Agreement shall control, govern and be given full force and effect.
9.
No Assignment. This Agreement shall not be assigned by Executive without the prior written consent of the Company and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that in the case of Executive’s death or disability this Agreement may be enforced by Executive’s executors, personal representatives, or guardians, to the extent applicable. This Agreement shall not be assigned by the Company without the prior written consent of Executive except to any successor to the business of the Company.
10.
Notices. All notices, requests, demands and other communications which may or are required to be given hereunder shall be in writing and shall be (i) delivered by hand; (ii)by certified or registered mail, with postage prepaid; (iii) sent overnight mail or overnight courier; or (iv) by electronic mail, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service or after sending via electronic mail, or three (3) days after deposited certified mail postage prepaid, as the case may be, addressed as follows:
(a)
If to Executive, then to his address on file with the Company’s Payroll Department (or as Executive may otherwise specify by prior written notice to the Company) or to Executive’s verified email address (e.g. the address in Company’s HRIS system or that Executive has previously used to communicate with Company); and
(b)
If to the Company, then to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, Attention: CEO with a copy to the Company’s Human Resources Department at the same address or to the then current CEO’s email address with copy to contractnotices@nexstar.tv.
11.
Amendment; Modification. This Agreement may not be amended, modified, or supplemented other than in a writing signed by both parties hereto.

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12.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
13.
Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
14.
Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
15.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.
16.
Legal Fees. In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) shall be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.
17.
Representations. Executive represents and warrants to the Company that Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.
18.
Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
19.
Binding Arbitration.
(a)
Generally. The arbitration procedures described in this Paragraph 19 will be the sole and exclusive method of resolving and remedying any claim under this Agreement as well as all claims, disputes, issues, or controversies between Executive and the Company or other employees of the Company arising out of or relating to Executive’s employment with the Company or the termination of such employment (each such claim, a “Dispute”); provided that nothing in this Paragraph 19 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award (as defined herein). Except as otherwise provided in the Employment Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 19 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which arise out of the dispute and bear on its final disposition are matters for the arbitrator to decide.
(b)
Notice of Arbitration. If a Person asserts that there exists a Dispute, then such Person (the “Disputing Person”) will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If all such Persons do not resolve any such asserted Dispute

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prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 19 by giving each other Person involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.
(c)
Selection of Arbitrator. An arbitrator will be selected in accordance with the AAA Rules.
(d)
Conduct of Arbitration. The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use all reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.
(e)
Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.
(f)
Attorneys’ Fees and Expenses. Each prevailing Person in any arbitration proceeding described in this Paragraph 19 will be entitled to recover from any non-prevailing Person(s) its reasonable costs and attorneys’ fees in addition to any damages or other remedies awarded to such prevailing Person. As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 19.
20.
Termination of Previous Agreements. This Agreement replaces and terminates any previous employment agreements (including, without limitation, any supplements, addendums, or amendments thereto) entered into between Executive and the Company and/or any of its affiliates and predecessors.
21.
Section 409A of the Code.
(a)
Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.
(b)
Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after Executive’s date of termination or, if earlier, Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

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(c)
Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
(d)
Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(e)
Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a specific number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)
Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

22. Code Section 280G. If Executive receives any payments or distributions pursuant to this Agreement or otherwise (“Payments”) that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Paragraph 22, would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then the Payments shall be reduced to the Reduced Amount only if reducing the Payments would provide Executive with a greater net after-tax amount than if no such reduction took place. The "Reduced Amount" shall be a present value amount that maximizes the aggregate present value of the Payments without causing any portion of the Payments to be subject to the Excise Tax, determined in accordance with Code Section 280G(d)(4).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made effective as of the day and year first above written.

/s/ Sean Compton
Sean Compton Executive

ACCEPTED AND AGREED:

NEXSTAR MEDIA GROUP, INC.

/s/ Perry A. Sook
Perry A. Sook

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